Exhibit 14

                        GLOBAL PARI-MUTUEL SERVICES, INC.
                     CODE OF BUSINESS CONDUCT AND ETHICS FOR
                        DIRECTORS, OFFICERS AND EMPLOYEES


I.   INTRODUCTION

The purpose of this Corporate Code of Business Conduct and Ethics (this "Code") of Global Pari-Mutuel Services, Inc. (including its subsidiaries, the "Company") is to set forth governing principles regarding the Company's expectations as to the legal and ethical nature of conduct of the Board of Directors of the Company (the "Board") and Company's employees and agents while acting on the Company's behalf. While this Code covers a wide range of business practices and procedures, it does not cover every issue that may arise, and it does not cover all the Company's principles, policies or rules.

The principles in this Code apply to all the Company's employees, regardless of the state, region or country in which they operate. All of our employees must conduct themselves accordingly and seek to avoid even the appearance of improper behavior. This Code should also be provided to and followed by the Company's agents and representatives, including consultants. Unless the context otherwise requires, references in this Code to "employees" apply equally to members of the Board and management, to employees, and to agents and representatives of the Company.

If a law conflicts with this Code, you must comply with the law; however, if a local custom or policy conflicts with this Code, you must comply with this Code. If you have any questions about these conflicts, you should ask your supervisor how to handle the situation. All supervisors are encouraged to contact any member of the Board of Directors or another member of management with any questions that may arise.

Each employee is responsible for knowing and understanding the principles contained in this Code and any rules or policies developed pursuant to this Code. Furthermore, it is the personal responsibility of each employee of the Company to adhere to the standards and restrictions, whether imposed by law or this Code, applicable to the employee's assigned duties and responsibilities and to conduct himself or herself accordingly. Those who violate the standards in this Code will be subject to disciplinary action, which may include termination of employment and which may involve the Company's publicly disclosing Code violations and the disciplinary actions taken in connection with those violations. If you are in a situation which you believe may violate or lead to a violation of this Code, follow the guidelines described in Section III.B.

II.  PRINCIPLES

The principles contained in this Code are intended to focus the Board and management on areas of ethical risk and provide guidance to personnel to help them recognize and deal with ethical issues.

     A.   Conflicts of Interest

          The Company is always concerned with the outside business interests of its employees that might possibly conflict with the interests of the Company. To maintain the highest degree of integrity in conduct of the Company's business and to maintain an employee's independent judgment, each employee must avoid any activity or personal interest that creates or appears to create a conflict of interest between the employee's interest and the interests of the Company. Generally, a "conflict of interest" exists when a person's private interest interferes in any way with the interests of the Company. A conflict situation can arise when an employee, officer or director takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively. Conflicts of interest may also arise when an employee, officer or director (or member of his or her family) receives improper personal benefits as a result of his or her position in the Company. Even if permitted under applicable law, loans to, or guarantees of obligations of, employees and their family members may create conflicts of interest.

          It is almost always a conflict of interest for an employee to work simultaneously for, or for an employee to have any material economic interest in, a competitor, customer or supplier. Board members may not work for a competitor of the Company. The best policy is to avoid any direct or indirect business connection with our customers, suppliers or competitors, except on behalf of the Company.

          Conflicts of interest are prohibited as a matter of Company policy, except under guidelines approved by the Board. Conflicts of interest may not always be clear-cut, so if you have a question, you should consult with your supervisor or a higher level of management. Any employee, officer or director who becomes aware of a conflict or potential conflict should bring it to the attention of a supervisor, manager or other appropriate personnel and follow the procedures described in Section III.B. of this Code.

     B.   Corporate Opportunities

          The taking of a corporate opportunity by an employee, officer or director is a conflict of interest. Employees, officers and directors are prohibited from taking for themselves personally opportunities that are discovered through the use of corporate property, information or position without the consent of the Board. No employee may use corporate property, information, or position for improper personal gain, and no employee may compete with the Company directly or indirectly. Employees, officers and directors owe a duty to the Company to advance the Company's legitimate interests when the opportunity to do so arises.

     C.   Confidentiality

          Employees must maintain the confidentiality of confidential information entrusted to them by the Company or its customers, except when disclosure is authorized by the Company's legal counsel, or required by applicable laws or regulations. Confidential information includes all non-public information that might be of use to competitors or that might be harmful to the Company or its customers if disclosed. It also includes information that suppliers and customers have entrusted to the Company. The obligation to preserve confidential information continues even after employment ends. Employees must return all Company documents and other materials containing confidential information upon their separation from the Company and must not disclose this information to a new employer. Many employees who regularly receive confidential information in the course of their duties of employment are already subject to separate agreements regarding confidentiality. This section of this Code in no way amends or changes specific duties and obligations of any employee under such agreements.

     D.   Competition and Fair Dealing

          1.   Customers, Suppliers and Competitors

          Employees who make or are involved in making business decisions for the Company must do so using consistent and unbiased standards. We seek to outperform our competition fairly and honestly by gaining competitive advantages through superior performance, never through unethical or illegal business practices. Stealing proprietary information, possessing trade secret information that was obtained without the owner's consent, or inducing such disclosures by past or present employees of other companies is prohibited. Employees interacting with any person who has business dealings with the Company, including suppliers, customers, competitors, contractors and consultants, must conduct such activities in the best interests of the Company. No employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair-dealing practice.

          The purpose of business entertainment and gifts in a commercial setting is to create goodwill and sound working relationships -- not to gain unfair advantage with customers and suppliers. Any gift offered to an employee that could create or appear to create an obligation to the donor or influence the business relationship with the donor may not be accepted. Employees, however, may accept an occasional meal or outing with suppliers or customers if there is a valid business purpose involved.

          No gift or entertainment, meals, or anything of value should ever be offered or given by any employee (or family member of the employee) to a person who has business dealings with the Company, unless it has been approved by the employee's manager. If authorized, the item must be consistent with customary business practices and in compliance with all laws and regulations. Please discuss with your supervisor any gifts or proposed gifts which you are not certain are appropriate.

          2.   Government

          The various branches and levels of government have laws that restrict the giving of gifts, including meals, entertainment, transportation, and lodging to government officials and employees. Employees must obtain pre-approval from the Company's Chief Financial Officer before providing any gift, meal, or anything of value to a government official or government employee. Violation of this principle would not only violate Company principles but could also be a criminal offense. Further, applicable law prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. It is strictly prohibited to make illegal payments to government officials of any country.

     E.   Protection and Proper Use of Company Assets

          All employees have an obligation to safeguard the Company's assets, including equipment, records, customer and supplier information, the physical premises, and proprietary and confidential information belonging to the Company (which includes all intellectual property owned by or licensed to the Company and personal information such as employee salaries, reviews, etc.). Unauthorized use or distribution of this information would violate Company policy. It could also be illegal and result in civil or even criminal penalties.

          All employees should endeavor to protect the Company's assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on the Company's profitability. Any suspected incident of fraud or theft must be immediately reported for investigation.

     F.   Compliance with Laws, Rules and Regulations

          1.   General Provision

          The Company's goal is not just to comply with the spirit and letter of the laws, rules and regulations that apply to our business, but also to endeavor to abide by the highest principles of ethical standards and honor. This means obeying the law, both in letter and in spirit. All employees must respect and obey the laws of the cities, states, provinces and countries in which the Company operates. Although not all employees are expected to know the details of these laws, it is important to know enough to determine when to seek advice from supervisors, managers or other appropriate personnel. The Company has a number of resources and people in place to answer questions and provide guidance for employees through difficult decisions.

          2.   Insider Trading

          U.S. federal securities laws restrict a person's ability to buy or sell securities of public companies while knowing material nonpublic information about the company. Information is "material" if a reasonable investor would consider it important in a decision to buy, hold or sell Company stock. In other words, material information is any information that could reasonably affect the price of Company stock. Employees of the Company who have access to confidential information are not permitted to use or share that information for stock trading purposes or for any other purpose except the conduct of our business. All non-public information about the Company should be considered confidential information. Use of non-public information for personal financial benefit or to "tip" others who might make an investment decision on the basis of this information is not only unethical and a violation of Company principles but also illegal.

     G.   Standards of Workplace Conduct

          1.   Discrimination and Harassment

          The Company will, in all its operations and employment practices, comply with applicable laws, rules and regulations governing equal employment opportunities to assure that there is not illegal discrimination against any employee. All members of management and employees shall actively support this principle.

          All employees, without regard to gender, shall be allowed to enjoy a work environment free from sexual and other kinds of harassment. Sexual harassment includes any conduct that creates an intimidating, hostile or offensive working environment. All reports of alleged harassment will be promptly and thoroughly investigated. All information will be held in strict confidence and will be disclosed only on a need-to-know basis. The Company will not permit retaliation against any employee because that employee has participated in the filing or investigation of a complaint of harassment.

          2.   Health and Safety

          The safety and security of employees is of primary importance to the Company. Accordingly, each employee has responsibility for maintaining a safe and healthy workplace for all employees by (i) following all safety and health rules, regulations and practices as well as Company safety principles, procedures, rules and guidelines and (ii) reporting accidents, injuries and unsafe equipment, practices or conditions.

          Employees may not carry weapons or explosives on Company time or on the Company's premises. The Company will not tolerate violence or threatening behavior.

          The Company intends to maintain a drug-free workplace. Employees should report to work in condition to perform their duties, free from the influence of alcohol or illegal drugs. The use of alcohol or illegal drugs in the workplace will not be tolerated. Furthermore, employees may not possess, manufacture, or distribute illegal drugs on the Company's premises or during Company time.

          3.   Nepotism

          While the Company recognizes the value in hiring and employing individuals who are related to other employees of the Company, it is against Company policy for one family member to serve in a supervisory capacity to another family member. The Company retains the right to change an employee's duties or to transfer an employee to a different department in order to avoid conflicts of interest or the appearance of preferences or impropriety. For purposes of this policy, the term "family member" generally includes a person's spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law and anyone who shares that person's home.

     H.   Environmental Matters

          The Company recognizes its responsibility to protect and improve the environment in which it operates and in which its employees work and live. The Company further believes that responsible stewardship of the environment complements sound business activities and practices and will strive to meet or exceed the requirements of environmental laws and regulations. Internal audits, risk management and energy conservation play an important role in the Company's environmental policies.

III. PROCEDURAL MATTERS

The procedures outlined in this section of this Code serve as mechanisms to report unethical conduct and thereby help to foster a culture of honesty, ethical behavior and accountability through effective operation of this Code.

     A.   Waivers of this Code; Publication of Certain Waivers

          This Code has been adopted by the Board, and it applies to all employees, officers and directors of the Company. Any waiver of the principles contained in this Code in favor of members of the Board or in favor of executive officers, principal financial or accounting officers, or the controller (or persons performing similar functions) may be made only by the Board. Any such waiver will be publicly disclosed in compliance with applicable rules, laws, and regulations. Such a disclosure will provide shareholders the opportunity to evaluate the Board's performance in granting waivers and will assure that, when warranted, a waiver is accompanied by appropriate controls designed to protect the Company.

     B.   Reporting any Illegal or Unethical Behavior

          This Code cannot be effective without the cooperation and diligence of the Company's employees. The Board has established the following reporting system to allow violations of this Code to be reported and acted upon by the officers or other employees authorized to deal objectively with the reported matters.

          Employees should promptly contact the Chairman of the Audit Committee of the Board with any issues or questions. The Chairman of the Audit Committee has the authority to discuss issues with the officers of the Company and with certain members of the Company's Board, in each case with consultation with the Company's legal counsel, as appropriate. Each supervisor or other employee to whom a report or inquiry is made is expected to summarize that inquiry and promptly forward it to the appropriate human resource manager or director.

          Consistent with that reporting system, employees are expected to talk to supervisors, managers or other appropriate personnel about observed illegal or unethical behavior, including without limitation about transactions or relationships that reasonably could give rise to prohibited conflicts of interest, as soon as such behavior comes to their attention. All employees are expected to fully cooperate in internal investigations of misconduct or violations of this Code, and the Company will, to the extent practicable and legally possible, use its best efforts to maintain the confidentiality of employees who report illegal or unethical behavior. No employee reporting a suspected violation of this Code by others will be subject to retaliation because of a good faith report.

     C.   Compliance Procedures

          We must all work to ensure prompt and consistent action against violations of this Code. This Code cannot anticipate or outline every situation that will arise or provide answers to all questions. Ultimate responsibility to ensure that the Company complies with the laws and ethical standards affecting its business rests on each employee. If faced with a situation that might be a violation or may result in a violation of this Code, keep in mind the following procedures:

       o Ask yourself: What specifically am I or other employees being asked to do? Does it seem unethical or improper? This will enable you to focus on the specific question you are faced with, and the alternatives you have. Use your judgment and common sense: if something seems unethical or improper, it probably is.

       o Make sure you have all the facts. In order to reach the right solutions, we must be as fully informed as possible.

       o Discuss the problem with your supervisor. This is the basic guidance for all situations. In many cases, your supervisor will be more knowledgeable about the question and will appreciate being brought into the decision-making process. Remember that it is your supervisor's responsibility to help solve problems.

       o Seek help from Company resources. In the rare case where it may not be appropriate to discuss an issue with your supervisor, or where you do not feel comfortable approaching your supervisor with your question, discuss it locally with your office manager. You may also address any ethical or compliance-based issue relating to this Code with any member of the Board of Directors.

       o Always ask first, act later. If you are unsure of what to do in any situation, seek guidance before you act.

     D.   Implementation of this Code

          1.   Administrative Matters

          The Board will take reasonable steps to monitor and audit compliance with this Code, including establishment of monitoring and auditing systems reasonably designed to detect violations of this Code, and to ensure that the Company makes full, fair, accurate, timely and understandable disclosures in the Company's public filings, reports and communications. The Board will be responsible for the administration and enforcement of this Code, but has delegated to its Audit Committee the authority to monitor compliance with this Code and to its Corporate Governance Committee the authority to review and make recommendations to amending this Code and to monitor reporting procedures.

          2.   Oversight; Amendments; Intranet and Website Availability

          The Board will periodically review this Code and recommend and approve amendments to this Code so as to ensure (i) continued compliance with applicable laws, rules and regulations, in particular to the rules of the appropriate stock exchanges, and (ii) that any weaknesses revealed through monitoring, auditing and reporting systems are eliminated or corrected.

          No amendments or changes to this Code may be made by anyone other than the Board. Amendments to this Code shall be publicly disclosed in compliance with applicable law, rule and regulation.

          A copy of the most current version of this Code can be obtained at all times from the Company's Chief Financial Officer.

          3.   Certain Employees' Acknowledgement of Code

          On a periodic basis, members of the Board, officers and certain employees of the Company (as determined by the executive officers of the Company in their discretion) will be asked to certify that they have received and read a copy of this Code and that they agree to abide by the terms of this Code.

     E.   Other Rules Incorporated into this Code

          The Board, its committees and certain officers of the Company have the authority to develop rules consistent with the principles set forth in this Code. These other rules are available to all employees and can be obtained from the Company's Chief Financial Officer by written request and are incorporated into this Code by this reference.


Adopted by the Board:            January 26, 2008


--------------------------------------------------------------------------------


The undersigned has received a copy of this Code, has read this Code and agrees to abide by the terms of this Code.

Date: _____________________                  By: ________________________
                                                 Name:
                                                 Title: